EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 registration statement of our report dated November 18, 1999 with respect to the consolidated balance sheet of King World Productions, Inc. as of August 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended August 31, 1999, which report appears in the Form 8-K of CBS Corporation, and to all references to our Firm included in this registration statement.



/s/ Arthur Anderson LLP
New York, New York
May 5, 2000